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                                                                   Exhibit 99.7


                                  [AIMCO LETTERHEAD]



    Apartment Investment And Management Company Announces Agreement To Acquire
           8,175 Apartment Units From Winthrop Financial Associates

    DENVER, Oct. 17 /PRNewswire/ -- Apartment Investment and Management
Company ("AIMCO") (NYSE: AIV) announced that it has finalized an agreement with Winthrop Financial Associates to acquire 8,175 units in 35 apartment communities for an aggregate price of approximately $253.5 million and additional transaction costs of approximately $8 million. AIMCO will pay
$253.2 million in cash and will assume $8.3 million in mortgage indebtedness to complete the purchase. AIMCO has also budgeted an additional $16 million in initial capital expenditures which will be incurred subsequent to the acquisition of the apartment communities, resulting in a total cost of $277.5 million or approximately $34,000 per apartment unit. The closing, which is subject to customary closing conditions, is expected to be completed within 30 days.
    The 35 garden-style apartment communities are located in seven states and have an average age of 17 years. Fifteen of the apartment communities are located in Arizona, with 2,602 units in Phoenix and 816 units in Tucson; eleven apartment communities with 2,075 units are located throughout Texas; two apartment communities with 1,223 units are located in Florida, two apartment communities with 494 units are located in Michigan, three apartment communities with 536 units are located in Georgia, one apartment community with 293 units is located in Illinois and one apartment community with 136 units is located in North Carolina. At October 13, 1997, the apartment communities had a weighted average physical occupancy of 93.5%. During September 1997, the weighted average monthly rent per occupied unit was $569.
    AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 13 regional hubs, which holds a geographically diversified portfolio of apartment communities, primarily serving the middle market. As of September 30, 1997, AIMCO, through its subsidiaries, owned or controlled 28,773 units in 109 apartment communities and had an equity interest in 87,182 units in 526 apartment communities. In addition, AIMCO managed 71,038 units in 394 apartment communities for third parties and affiliates, bringing the total owned and managed portfolio to 186,993 units in 1,029 apartment communities. AIMCO's properties are located in 42 states, the District of Columbia and Puerto Rico.

SOURCE    Apartment Investment and Management Company
    -0-                               10/17/97
    /CONTACT: Peter Kompaniez, President, 909-336-4821 or Leeann Morein, Senior Vice President, 303-757-8101, both of Apartment Investment and Management Company, investor@po-admin.ccmail.compuserve.com/
    (AIV)

                                       -0-